Exhibit 10.2

                     Amendment No. 1 to Employment Agreement
                    between Novex Systems International, Inc.
                               And Daniel W. Dowe

         This Amendment dated as of December 29, 1999, by and between Novex Systems International, Inc. (formerly Stratford Acquisition Corp.) having its principal place of business at 16 Cherry Street, Clifton, New Jersey 07014 (the "Company") and Daniel W. Dowe residing at 42 Forest Lane, Bronxville, New York 10708 (the "Executive").

         WHEREAS, the Company and the Executive entered into an employment agreement dated April 1, 1998 pursuant to which the Executive accepted employment with the Company pursuant to the terms and conditions set forth therein (the "Agreement");

         WHEREAS, the parties to the Agreement intend to amend the Agreement to, among other things, ensure that the Executive will be properly compensated in the event of a Change of Control of the Company, as such term is defined herein.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties agree as follows:

          1. Subparagraph (d) of Paragraph 3 of the Agreement shall be replaced in its entirety with the following text:

                    "(d) Automobile  Allowance.  The Company  shall  provide the
                         Executive with a leased vehicle of his choice which monthly lease payment shall not exceed $425 per month."

          2. Paragraph 3 of the Agreement shall be further amended to include the following new subparagraph:

                    "(f) Change of Control.  In the event of a Change of Control
                         (as that term is defined in Paragraph 7 hereof) on or before November 10, 2000, the Company shall pay to the Executive within 10 days of such Change of Control, a cash payment representing the sum of (I) the unpaid balance of the Executive=s minimum annual base salary (as may be adjusted from time to time pursuant to subparagraph (a) above) for the period commencing on the date upon which such Change of Control occurs through March 31, 2004; (ii) the unpaid balance of any annual cash bonus which shall become due to Executive pursuant to subparagraph (b) above, regardless of whether such Change in Control shall occur on or before the end of February of the current year for which such bonus is to be calculated; and (iii) $800,000."

         3. Paragraph 7 of the Agreement shall be amended to include the following new subparagraph:

                    "(d) The  phrase   AChange  in   Control@   shall  mean  (I)
                         termination by the Company of Executive=s employment for reasons other than for cause; (ii) a significant reduction by the Company of the position, duties or responsibilities of the Executive; (iii) the removal and/or replacement or any increase in the number of directors of the Company which removal, replacement or increase shall result in a change of 50% or more of the board of directors as of the date of this Amendment, or
                         (iv) the accumulation or acquisition by any one shareholder or group of shareholders acting in concert resulting in such shareholder(s)= control over or beneficial ownership of 40% or more of the Company=s outstanding capital stock."

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinbefore stated.

WITNESS:                                     NOVEX SYSTEMS INTERNATIONAL, INC.

                                                 By:

                                                    William K. Lavin, Chairman

WITNESS:

                                                  Daniel W. Dowe, Executive